Exhibit 2.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “ATOMBEAM TECHNOLOGIES INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JULY, A.D. 2019, AT 1:56 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6514902 8100	Authentication: 203304990
SR# 20196204866	Date: 07-29-19
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations
Delivered 01:56 PM 07/29/2019 FILED 01:56 PM 07n9/2019	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
SR 20196204866 • File Number 6514902	OF ATOMBEAM TECHNOLOGIES INC.

The undersigned, Charles C. Yeomans, hereby certifies that:

1.               He is the duly elected President of AtomBeam Technologies Inc., a Delaware corporation.

2.               The initial Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on January 29, 2019.

3.               The Certificate oflncorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is AtomBeam Technologies Inc.

ARTICLE II

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (the "DGCL").

ARTICLE IV

The corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares of Common Stock that the corporation is authorized to issue is 40,000,000, with a par value of $0.0001 per share. All shares of common stock of the corporation that, as of April 30, 2019 (the "Effective Date") are either issued or outstanding (collectively,"Existing Common Stock") shall be, and hereby are, automatically converted and reclassified such that each one (1) share of Existing Common Stock shall be converted and reclassified as four (4) shares of issued and outstanding common stock ("New Common Stock"). From and after the Effective Date, certificates representing shares of Existing Common Stock, if any, are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the board of directors. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation. The number of directors of the corporation shall be determined in the manner set forth in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VI

To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the corporation or (iv) any action asserting a claim governed by the internal affairs doctrine.

ARTICLE IX

Each holder of an outstanding share of Common Stock shall be deemed to have consented, for purposes of Section 500 of the General Corporation Law of California (the"CGCL") (or for purposes of former Sections 502 and 503 of the CGCL, and any successor provisions thereto), to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, employees or consultants (i) upon termination of their employment or services, (ii) in connection with other repurchases from employees at the then deemed fair market value of the Common Stock, if approved by the Board, or (iii) in connection with the exercise by the corporation of contractual rights of first refusal or first offer pursuant to agreements providing for a right of repurchase between the corporation and such persons, provided the terms of such repurchase shall have been approved by the Board, and agrees that anysuch distributions can be made without regard to the "preferential rights amount" or "preferential rights" or "preferential dividends arrears amount" referenced in Section 500(b) of the CGCL.

ARTICLEX

Except as otherwise provided in this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X.

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The foregoing Amended and Restated Certificate oflncorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable prov1s1ons of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Executed on July 29, 2019.

Isl Charles C. Yeomans
Charles C. Yeomans
President